Exhibit (e)(i)

Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”) is made by and between Barings Funds Trust, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of September 17, 2018.

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to reflect the addition of one Fund to be offered by the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.       The current Appendix A to the Agreement shall be deleted in its entirety and replaced with a new Appendix A attached hereto.

2.       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BARINGS FUNDS TRUST		ALPS DISTRIBUTORS, INC.

By:	s/ Daniel McGee	By:	s/ Steven B. Price
Name:	Daniel McGee	Name:	Steven B. Price
Title:	President	Title:	SVP & Director of Distribution Services

APPENDIX A

LIST OF FUNDS

BARINGS GLOBAL FLOATING RATE FUND

BARINGS GLOBAL CREDIT INCOME OPPORTUNITIES FUND

BARINGS EMERGING MARKETS LOCAL CURRENCY DEBT FUND

BARINGS EMERGING MARKETS DEBT BLENDED TOTAL RETURN FUND

BARINGS TOTAL RETURN BOND FUND

BARINGS GLOBAL HIGH YIELD FUND

BARINGS ACTIVE SHORT DURATION BOND FUND

BARINGS U.S. HIGH YIELD FUND

BARINGS GLOBAL EMERGING MARKETS EQUITY FUND